Exhibit 99.1

UNUM GROUP

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS

MEDIA:

Jim Sabourin

423.294.6043

Toll free: 866.750.8686 (UNUM)

INVESTORS:

Thomas A. H. White

423.294.8996

Madhavi Venkatesan

423.294.1630

1 FOUNTAIN SQUARE,

CHATTANOOGA, TN 37402

www.unum.com

Maclellan Announces Retirement from Unum Group Board

CHATTANOOGA, Tenn., (March 7, 2007) – Unum Group announced today that Hugh O. Maclellan, Jr., who has served on the board of directors of Unum Group and its predecessor companies for nearly 32 years, has decided to retire from the board and not stand for reelection when his term expires at the company’s annual meeting of stockholders on May 18, 2007.

“Hugh has been a very thoughtful contributor to the board and the company for many years,” said Jon Fossel, chairman of the board, and Tom Watjen, president and chief executive officer, in a joint statement. “He and his family have helped Unum become the strong industry leader that it is today. Although we will miss his guidance, we hope he will continue to share his thoughts and insights with us. We look forward to carrying forward the values that have been the hallmark of the Maclellan family since they founded the company.”

“It was not an easy decision to retire from the board of the company that my family has been involved with since 1887,” said Maclellan. “However, this will enable me to spend more time with my family and the exciting opportunities at the Maclellan Foundation. I wish my colleagues on the board and the management team, as well as the fantastic employees at Unum, continued progress in the years ahead. The company is significantly stronger today than it has been in recent years and is well positioned for continued success.”

With Maclellan’s retirement, Unum Group’s board will be comprised of 11 directors going forward.

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About Unum

Unum (www.unum.com), formerly UnumProvident, is one of the leading providers of employee benefits products and services, and the largest provider of group and individual disability income protection insurance in the United States and the United Kingdom. Through its subsidiaries, Unum Group insures more than 25 million people and provided $6.2 billion in total benefits to customers in 2006.

© 2007 Unum Group. All rights reserved.